Exhibit 99.1

Contacts:
Lawrence D. Firestone	Annie Leschin/Brooke Deterline
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES STRONG FIRST QUARTER 2008 FINANCIAL RESULTS
Fort Collins, Colo., April 23, 2008 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the first quarter ended March 31, 2008. Sales were $88.9 million for the quarter, representing a decline of 17.2% from $107.3 million in the first quarter of 2007 and an increase of 6.0% from $83.8 million in the fourth quarter of 2007.
Net income for the first quarter of 2008 was $6.0 million, or $0.13 per diluted share, compared to $12.7 million, or $0.28 per diluted share, in the first quarter of 2007. However, net income increased sequentially from $4.2 million, or $0.09 per diluted share, in the fourth quarter of 2007, primarily due to higher revenues and gross profit.
“Strength in our solar equipment and flat panel display markets drove total revenue and EPS above our guided range this quarter. We were pleased with our continued diversification, as we grew our non-semiconductor business 18% sequentially,” said Dr. Hans Betz, president and chief executive officer of Advanced Energy. “We implemented cost reductions in G&A during the first quarter that will equate to an estimated $5.5 million in annual savings. This will position us to operate more effectively and profitably in the future.”
Second Quarter 2008 Guidance
The Company anticipates the semiconductor market to remain weak through the second quarter 2008 and our results to be within the following ranges:
•	Sales of $81 million to $87 million.

•	Earnings per share of $0.07 to $0.12

First Quarter 2008 Conference Call
Management will host a conference call today, Wednesday, April 23, 2008, at 5:00 p.m. Eastern Daylight Time, to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-634-7937. Participants will need to provide a conference passcode 42737664. For a replay of this teleconference, please call 800-642-1687 or 706-645-9291, and enter the passcode 42737664. The replay will be available through 12:00 a.m. Eastern Daylight Time, April 25, 2008. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.
The Company’s expectations with respect to financial results for the second quarter of 2008 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, particularly the semi-conductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Sales	$88,887	$107,323	$83,836
Cost of sales	53,039	59,014	51,017

Gross profit	35,848	48,309	32,819
Operating expenses:
Research and development	13,085	12,035	12,510
Selling, general and administrative	14,468	15,218	16,075
Amortization of intangible assets	240	324	218
Restructuring charges	674	2,792	(219)

Total operating expenses	28,467	30,369	28,584

Income from operations	7,381	17,940	4,235
Other income, net	905	1,554	1,444

Income from continuing operations before income taxes	8,286	19,494	5,679
Provision for income taxes	2,320	6,823	1,512

Net income	$5,966	$12,671	$4,167

Basic and diluted earnings per share	$0.13	$0.28	$0.09
Basic weighted-average common shares outstanding	44,662	44,941	45,274
Diluted weighted-average common shares outstanding	45,065	45,636	45,758

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$99,064	$94,588
Marketable securities	37,816	110,676
Accounts receivable, net	70,493	64,188
Inventories, net	51,603	50,532
Deferred income taxes	14,156	23,696
Other current assets	3,757	4,289

Total current assets	276,889	347,969
Property and equipment, net	31,870	30,912
Deposits and other	46,140	7,045
Goodwill and intangibles, net	72,528	67,768
Customer service equipment, net	1,060	1,236
Deferred income tax assets, net	14,614	4,098

Total assets	$443,101	$459,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$16,786	$12,424
Other accrued expenses	25,669	29,590

Total current liabilities	42,455	42,014
Long-term liabilities	9,979	9,953
Total liabilities	52,434	51,967
Stockholders’ equity	390,667	407,061

Total liabilities and stockholders’ equity	$443,101	$459,028